Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Reoffer Prospectus of Vyome Holdings, Inc. of our report dated April 4, 2025, except for the effect of the one-for-twenty five reverse stock split described in Note 2, as to which the date is May 9, 2025, relating to our audit of the consolidated financial statements of ReShape Lifesciences Inc., the “Company”, now known as Vyome Holdings, Inc., as of December 31, 2024 and for the year then ended, appearing in Amendment No. 4 to the Registration Statement (No. 333-282459) on Form S-4 and related Prospectus of ReShape Lifesciences Inc.

Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. Our report also relates to the adjustments described in Note 2 to the consolidated financial statements that were applied retroactively to reflect the May 9, 2025 one-for-twenty-five reverse stock split in the 2023 financial statements.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

HASKELL & WHITE LLP

Irvine, California

November 13, 2025